EXECUTIVE SEVERANCE AND NON-COMPETE AGREEMENT

This Executive Severance and Non-compete Agreement (the “Agreement”) made effective this 6th day of September, 2013, between U.S. Energy Corp, a Wyoming corporation (the "Company") and Steven R. Youngbauer, the ("Executive").

WHEREAS, the Executive is presently employed by the Company as General Counsel and Secretary;

WHEREAS, there previously existed both an Employment Agreement and an earlier version of this Agreement;

WHEREAS, this Agreement is intended to replace the aforementioned documents;

WHEREAS, the Board of Directors of the Company ("the Board") recognizes that the Executive's efforts have been among the most important factors to the growth and success of the Company, and the Board wishes to ensure continuing access to the Executive's services to the benefit of the Company's employees and shareholders;

WHEREAS, this Agreement will benefit the Company's shareholders by placing the Executive in a neutral position with respect to any proposed merger, consolidation, sale of substantially all assets, change in control or similar substantial corporate change of the Company, and accordingly enable the Executive to better represent the Company and its shareholders in evaluating and responding to any such transaction;

WHEREAS, this Agreement will serve to secure certain benefits for the Executive to which the Board believes the Executive is entitled, as a result of services rendered and services anticipated to be provided to the Company; and

WHEREAS, this Agreement will benefit the Company by ensuring that the efforts of the Executive will be applied to the Company's activities without the distractions which might arise if the Executive were subjected to ordinary concerns about his personal welfare in the face of proposed mergers, consolidations, sales of all assets, changes in control or similar substantial corporate changes.

NOW THEREFORE, in order to effect the foregoing, the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below, and in consideration of the promises and the respective covenants and agreements of the parties herein contained, it is agreed as follows:

1.           Definitions.  As used in this Agreement:

(a)           Beneficial Owner shall mean any Person who directly or through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power (which includes the power to vote or to direct the voting) and/or investment power

(which includes the power to dispose or to direct the disposition) of a security issued by the Company.

b)           Cause shall mean:
(i)           the negligent and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from Disability) after a written demand for substantial performance is delivered to the Executive, identifying the manner in which the Executive has not substantially performed his duties, or describing his participation in misconduct which is materially injurious to the Company, monetarily or otherwise, unless done or omitted to be done, in good faith and with a reasonable belief that the action or omission was in the best interest of the Company;

(ii)    that the Executive shall have committed an intentional act of fraud, embezzlement or theft in connection with his duties with, or in the course of his employment with, the Company, or been convicted of a felony or other crime involving moral turpitude;

(iii)           intentional wrongful damage to or misappropriation of property of the Company;

(iv)           an intentional or grossly negligent refusal or failure to perform Executive’s duties, or to carry out the reasonable directions of the Company’s Board of Directors (other than on account of illness or other physical or mental disability), which refusal or failure is not remedied within the 10 calendar days after receipt by the Executive of written notice from the Company thereof, or insubordination; or

(v)           a material breach of any of the provisions of this Agreement applicable to Executive, which breach is not remedied within the 10 calendar days after receipt by the Executive of written notice from the Company of such breach; and in any case any such act or failure to act shall be determined by the Board of Directors of the Company to have been materially harmful to the Company. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that his action or omission was in the best interests of the Company, as determined by the Board of Directors of the Company in its sole but reasonable discretion.

(c)           Change in Control shall mean a change in the control of the Company of a nature which would be required to be reported in response to Item 6(e) of Schedule 14a to Regulation 14A, as promulgated under the Exchange Act (or any successors thereto); provided that, without limitation, a Change in Control shall be deemed to have occurred if:

(i) any Person is or becomes the Beneficial Owner directly or indirectly, of 25% or more of a class of equity securities of the Company, or of securities which in the aggregate provide such Beneficial Owner with 25% or more of the votes entitled to be cast with respect to the election of members of the Board of Directors;

(ii) during any period of two consecutive years, the individuals who at the beginning of such period constituted the Board of Directors cease for any reason to constitute a majority thereof;

(iii) any Person acquires, directly or indirectly, more than 25% of the outstanding shares of voting securities of the Company, coupled with or followed by the election of directors of the Company of persons who were not directors at the time of such acquisition, if such directors comprise a majority of the Board;

(iv) as a result of a tender offer, merger, consolidation, sale of assets, contested election or any combination of those or similar transactions, the directors of the Company immediately before such transaction(s) shall cease to constitute a majority of the Board or of any successor to the Company;

(v) the acquisition, directly or indirectly, by another person or entity, in a single transaction or series of related transactions of all or substantially all (greater than 50%) of the Company’s assets; or

(vi) the Company’s shareholders approve a plan of liquidation of the Company.

(d)           Date of Termination shall be the effective date of the Notice of Termination.

(e)           Disability shall mean absence from the Executive's duties with the Company on a full-time basis for 60 days, as a result of incapacity due to physical or mental illness, unless within 30 days after Notice of Termination is given following such absence the Executive shall have returned to the full-time performance of duties as General Counsel and Secretary of the Company.

(f)           Exchange Act means the Securities Exchange Act of 1934, as amended.

(g)           Good Reason shall mean termination subsequent to a Change in Control of the Company within one hundred and twenty (120) days after the occurrence of any of the following events:

(i)           a significant and material adverse change in the nature or scope of Executive’s duties and responsibilities or other working conditions with Company including job classification change from that of an Executive,

(ii)           the assignment to the Executive of any duties inconsistent with the positions, responsibilities and status of the Executive with the Company immediately prior to the Change in Control, or a change in the Executive's reporting responsibilities, titles or offices, as in effect immediately prior to the Change in Control;

(iii)           any removal of the Executive from, or any failure to re-elect the Executive to, any of such positions, except in connection with termination of employment for Cause, Disability, Retirement or as a result of the Executive's death or termination by the Executive, other than for Good Reason;

(iv)           a reduction by the Company in the Executive's base salary as in effect immediately prior to the Change in Control;

(v)           reassignment of the Executive to offices more than 25, miles from the location of the Company's principal executive offices immediately prior to the Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations prior to the Change in Control;

(vi)           failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health and accident plan, or disability plan in which the Executive is participating immediately prior to the Change in Control (or a plan providing the Executive substantially similar benefits), the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce his benefits under any such plan, deprive the Executive of any material fringe benefit enjoyed immediately prior to the Change in Control, including, but not limited to any failure by the Company to provide the Executive with the number of vacation days to which the Executive is entitled in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control; provided, that if the Company or a successor seeks to provide the Executive with substantially similar benefits under a different plan, the Company must solicit and obtain the Executive's written consent to the substitution of such plan, which consent shall not be unreasonably withheld;

(vii)           a failure by the Company to make timely payment to the Executive of any amounts to which he is entitled hereunder or to otherwise provide Executive with any of the benefits to which he is entitled hereunder on the terms provided herein or any other breach of the covenants contained herein, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from the Executive of Executive’s objection to such change, failure, reduction or breach, as the case may be; or

(viii)           any purported termination of the Executive's employment by the Company which is not affected pursuant to a Notice of Termination.

In the event the Executive believes that any of the events set forth in subparagraphs (i), (ii), (iv), (v), (vii), (viii) or (ix) have occurred, the Executive shall promptly give written notice to the Company of his belief that such event has occurred.

(h)           Market Value shall mean the closing price for a security reported by the principal stock exchange on which such security is traded, or if the security is not listed for trading on a stock exchange, the closing price reported by the National Market System ("NMS"), or if the security is not listed for trading on a stock exchange or included in the NMS, the mean of the closing bid and asked prices reported by NASDAQ, or if the security is not listed for trading on a stock exchange, included in the NMS or included in the NASDAQ system, the average of the bid and asked prices reported by market makers for the security to the National Quotation Bureau, all at the close of business on the applicable date.

(i)           Notice of Termination shall mean a written notice whereby the Company or a successor advises the Executive that his employment with the Company is or shall be terminated, which document shall indicate the specific termination provision in this Agreement relied upon by the Company or the successor and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under those provisions.

(j)           Person shall mean any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, trust, association, syndicate, business entity, governmental body or any combination thereof

(k)           Retirement shall mean termination in accordance with a Company retirement policy in effect prior to the Change in Control.

2.           Termination

(a) Termination for any reason (including but not limited to retirement). Except for termination for cause and except as otherwise provided for in the remaining sections of this Paragraph 2, in the event of the termination of the Executive’s employment the Executive shall be entitled to receive, and the Company shall pay the Executive (i) the base salary owing to the Executive hereunder through the date of termination, (ii) accrued vacation, and (iii) any business expenses which were properly reimbursable to the Executive through the date of termination. Such amounts shall be paid to the Executive in a lump-sum not later than seventy-five (75) days after the date of termination.  termination.  The Company shall also provide 18 months of COBRA health insurance coverage to the Executive for the Executive and his spouse from the date of termination.   In the event that the Executive becomes eligible for health insurance from another source, the obligation of the Company hereunder shall cease.

(b)           Termination without Cause.  In the event of the termination of the Executive’s employment by the Company without Cause (except following a Change in Control), then the Executive shall be entitled to receive, and the Company shall pay the Executive, in addition to the amounts described in 2(a) above:

(1)           severance equal one (1) times the Executive’s current annual Base Salary and current year target bonus at the date of termination; and

 (2)           cash equal to the excess of the Market Value of securities underlying the vested options held by the Executive immediately prior to termination (after application of Paragraph 2(b)(2)), less the exercise price of such options, multiplied by the number of shares underlying the options, in exchange for termination of such options, provided however, the Executive shall have the right in lieu of such cash payment, to have any unvested options, restricted stock or other equity awards to be immediately vested and the right to exercise such options for the term of the option period;

Such amounts shall be conditioned upon the Executive’s execution of a separation agreement and general release in a form acceptable to the Company.  Such payments shall be paid to the Executive in a lump-sum not later than seventy-five (75) days after the date of termination, and if the Executive has not executed a binding release by such date, the Executive shall forfeit all rights to such payments; provided however, that if such seventy-five day period begins in a first taxable year and ends in a second taxable year, such payments shall be made in the second taxable year.

(c)           Termination without Cause, or by the Executive for Good Reason, in connection with a Change in Control.  If any Change in Control shall occur, the Executive shall be entitled to the following benefits, upon the subsequent termination of the Executive's employment within one year following  the Change in Control, unless such termination is because of the Executive's death or Retirement, by the Company for Cause or Disability, or by the Executive other than for Good Reason, then the Executive shall be entitled to receive, and the Company shall pay the Executive, in addition to the amounts described in 2(a) and (b)(2) above:

(1)           any bonus for a past or the current fiscal year which has been awarded or otherwise earned but not yet paid under any Bonus Plan(s). The Executive shall be considered to have earned the right to participate in bonus Plans of the Company for any fiscal year for which service of more than six months has been provided, and the bonus ultimately owed for any such period shall be adjusted proportionately to reflect the service of the Executive for the applicable portion of the year;

(2)           severance pay in an amount equal to three (3) times the Executive’s current year annual Base Salary and the current year target bonus;

(3)           accelerated vesting of any unvested options, restricted stock, or other equity awards and the right to exercise such options for the term of the option period;

(4)           all reasonable legal fees and expenses incurred by the Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement), such fees and expenses being payable on or before the expiration of ten days from the presentation of applicable invoices by the Executive to the Company or any successor;

(5)           coverage under all life insurance, medical, health, accident, and disability programs or arrangements in which the Executive was entitled to participate immediately prior to the Change in Control for a period of two years, if the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred by virtue of non-employee status, the Company shall promptly arrange to provide benefits substantially similar to those which the Executive was entitled to receive under such plans and programs immediately before the Change in Control, or two years from the termination;

(6)           (i) if it is determined that the payment or benefit provided to or for the benefit of the Executive under this Paragraph 2(c) (a “Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (“Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, shall be referred to as the “Excise Tax”), the Payment shall be reduced if and to the extent that a reduction in the Payment would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state, and local income taxes and the Excise Tax), than he would have retained had he been entitled to receive all of the Payment (such reduced amount is hereinafter referred to as the “Limited Payment Amount”).  The Company shall reduce the Payment by first reducing or eliminating payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date the “Determination” (as hereinafter defined) is delivered to the Company and the Executive.

(ii)  The determination as to whether the Payment shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount (the “Determination”) shall be made at the Company’s expense by a firm selected by the Company and reasonably acceptable to the Executive (the “Tax Firm”).  The agreed upon Tax Firm shall provide the Determination in writing, together with detailed supporting calculations and documentation, to the Company and the Executive on or prior to the effective date of termination of the Executive’s employment if applicable, or at such other time as requested by the Company or by the Executive.  Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”) in writing setting forth the precise basis of the dispute.  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.

(iii)  Any Excise Tax with respect to the Executive’s Payment shall be the sole obligation of the Executive, subject to any tax withholding obligation imposed on the Company with respect thereto.

(d)           Notwithstanding the foregoing, if the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended) and if Section 409A is applicable to any amounts payable hereunder, all such amounts that would have been paid to the Executive under this Paragraph 2 during the 6-month period following the termination of his employment shall instead be paid in a lump sum on the first day of the 7th month after the month of such termination of employment.

(e)           The amounts payable to the Executive under this Paragraph 2 shall be in addition to and not in lieu of any benefit payable to the Executive pursuant to the Company’s Executive Officer Retirement Plan.

(f)           In the event that the Executive dies while employed as General Counsel and Secretary and this Agreement has not been terminated, the benefits under Paragraph 2(c) will inure to the benefit of the Executive’s designated beneficiary or his estate.

Any amounts owing to the Executive by the Company or any successor under this Paragraph 2 shall bear interest at the rate of 18% per annum, compounded daily from the due date.

3.           Procedures for Certain Terminations by Company.  Within three years following any Change in Control, the employment of the Executive may be terminated by the Company only after a Notice of Termination has been given in accordance with this agreement. The date on which the Notice of Termination is effective shall be as follows:

(a)           Disability: Termination because of Disability shall be effective 30 days after Notice of Termination is given, provided the Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period;

(b)            Cause: Termination for Cause shall occur only after an opportunity has been provided for the Executive, and counsel of his choice, to be heard before the Board. Termination for Cause shall be effective on the date specified in the Notice of Termination, which shall be no earlier than the conclusion of such hearing, and

(c)           Other Termination: If the Executive is terminated for any other reason, the termination shall be effective on the date the Notice of Termination is given, but if the

Executive notifies the Company, within five business days after such Notice of Termination is given, that a dispute exists concerning the reasons or basis of the termination, the notice shall be effective on the date on which the dispute is finally resolved, either by mutual agreement of the parties, by a binding and final arbitration award, or by final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time and appeal therefrom having expired with no appeal having been perfected).

4.           Non-compete Covenant.  In consideration of the Company’s obligations to Executive delineated herein, during the three (3) years following the Date of Termination of the Executive by the Company or a successor, the Executive will not, directly compete with U.S. Energy in acquiring any oil and gas properties that the Company is participating in and or the Board is considering participating in at the time of the Executive termination.  Notwithstanding anything set forth in this paragraph, the Executive shall not be in any way restricted in seeking employment with an oil and gas company

5.           Covenant Not to Solicit.  In consideration of the company’s obligations delineated herein, the Executive shall not, during his employment by the Company and the three (3) year period following the termination of the Executive’s employment with the Company (the “Restriction Period”), directly or indirectly solicit, entice, persuade, induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of the Company to terminate his, her or its employment, consultancy or other engagement by the Company to become employed by or engaged by any individual, entity, corporation, partnership, association, or other organization (collectively, “Person”) other than the Company, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any Person.

The Executive shall not, during the Restriction Period, directly or indirectly, solicit, entice, persuade, induce or cause (i) any Person who is a customer of the Company at any time during the Restriction Period; or (ii) any lessee, vendor or supplier to, or any other Person who had or has a business relationship with, the Company at any time during the Restriction Period (the Persons referred to in items (i) and (ii) above, collectively, the “Prohibited Persons”) to enter into a business relationship with any other Person for the same or similar services, activities or goods that any such Prohibited Person purchased from, was engaged in or provided to, the Company or to reduce or terminate such Prohibited Person’s business relationship with the Company; and the Executive shall not, directly or indirectly, approach any such Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions by any Person.

For purposes of this Paragraph 5, the terms “employee”, “consultant”, “agent”, and “independent contractor” shall include any Persons with such status at any time during the one (1) month preceding any solicitation in question.

6.           Restrictions on Certain Actions Following Employment Termination.  The Executive agrees that during any period while he is subject to the non-compete covenants under Paragraph 4, he will not perform or do any other act which is prejudicial or injurious to the business or goodwill of the Company. In furtherance of the foregoing, but not in limitation thereof, the Executive agrees that during such period he will refrain from making public comments concerning the Company which are adverse to or critical of the Company.

7.           Reasonableness Of Scope; Non-Compete Agreement.  The Company and Executive agree that the duration and geographic scope for the non-compete covenants contained in Paragraph 4 have been selected by mutual agreement of the Company and the Executive. It is further agreed by both parties that the duration and geographic scope of such covenant is reasonable, and does not significantly impede competition in the industry in which the Company intends to engage, nor does the scope of the non-compete agreement significantly restrict the Executive's ability to support himself and employ his skills as an entrepreneur and manager.

The Executive agrees that in the event it is necessary for the Company to seek judicial enforcement of the non-compete agreement of Paragraph 4, he will not resist enforcement of the non-compete provisions on the basis that they are over-broad or violate public policy by virtue of their duration or geographic scope. Furthermore, the Company and the Executive agree that in the event the non-compete agreement contained in Paragraph 4 is found by a court to be unenforceable for any reason, the provisions thereon shall be modified by the court, to the minimum extent possible, so as to ensure the protection to the Company or its successor sought to be obtained through the non-compete agreement, while avoiding any unacceptable impairment of competition, freedom of employment of the Executive, or other overly broad, believed by such court to make the non-compete provisions unenforceable as originally written.

8.           Certain Additional Considerations.  The Executive agrees that it is a legitimate interest of the Company and reasonable and necessary for the protection of the goodwill and business of the Company, which are valuable to the Company, that the Executive make the covenants contained in Paragraphs 4 and 5 of this Agreement.

The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law and by the bylaws of the Company, and shall purchase indemnity insurance, including directors’ and officers’ liability insurance, if available, to protect the Executive from and against any and all claims, damages, judgments, settlements, reasonable attorney’s fees, and other expenses reasonably incurred by the Executive in connection with any proceeding arising out of or in connection with the Executive’s employment by the Company.

The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of Paragraphs 4, 5, and 6 of this Agreement are fair and reasonable and are reasonably required to protect and maintain the proprietary and other legitimate business interests of the Company, as well as the goodwill associated with the Business conducted by the Company, (ii) the Business conducted by the Company extends throughout the Restricted Territory, and (iii) the time, scope, geographic area and other provisions of Paragraphs 4, 5, and 6 of this Agreement have been specifically negotiated by sophisticated commercial parties represented by experienced legal counsel.

In the event that any covenant contained in this Agreement, including, without limitation, any covenant contained in Paragraphs 4, 5, and 6 of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such covenant shall be interpreted to extend over the maximum period of time for which it may be legal, valid and enforceable, as applicable, and/or over the maximum geographical area as to which it may be legal, valid and enforceable, as applicable, and/or to the maximum extent in all other respects as to which it may be legal, valid and enforceable, as applicable, all as determined by such court making such determination, and (ii) in its reduced form, such covenant shall then be legal, valid and enforceable, as applicable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that such covenants shall be enforceable to the maximum extent permitted by applicable law.

9.           Modification of Agreement.  This Agreement shall continue in effect until its amendment, modification or rescission, which must be in writing executed by each of the parties hereto.

10.           Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive and his counsel, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if he terminates his employment for Good Reason.  For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in the Paragraph or which otherwise becomes bound by all the terms and provisions of the Agreement by operation of law.

11.           Binding Agreement: Successors to Executive.  The Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder, if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee, or if there be no such designee, to the Executive's estate.

12.           Miscellaneous.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows:  (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or email, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s facsimile machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Paragraph 11), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company, to:

U.S. Energy Corp.
Attn: Legal Department
877 North 8th West
Riverton, WY 82501
(307) 856-9271

If to the Executive, to:

Steve Youngbauer
877 North 8th West
Riverton, WY  82501

13.           Implied Waiver. No waiver by either party hereto of any breach by the other party hereto, or failure to comply with any condition or provision of the Agreement required to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or actions at the same or at any prior or subsequent time.

14.           Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect hereto have been made by either party which is not expressly set forth in the Agreement.

15.           Validity. The unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

16.           Arbitration. Any dispute or controversy arising with respect to or in connection with this Agreement (including, without limitation, any controversies concerning the formation thereof) shall be settled by final and binding arbitration in a location mutually agreed upon by the parties in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The arbitrator(s) shall have the power to award equitable as well as legal relief against a defaulting party.

17.           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction.

18.           Specific Performance.  It is agreed that in the event of a breach of the provisions of this Agreement, the non-defaulting party may not be satisfactorily compensated through payment of damages, and in the event of any breach or anticipated breach thereof, the non-defaulting party will be entitled, without proof of damages, to an award specifically prohibiting the breach thereof or providing such other equitable relief as may be deemed appropriate. Such equitable relief shall be in addition to any legal remedies to which the non-defaulting may be entitled.

19.           Third Parties.  Nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any rights, privileges or remedies under or by reason of this Agreement.

20.           Headings.  The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

21.           Counterparts.  This Agreement may be executed in two (2) or more counterparts (including by facsimile or electronic signature, which shall constitute a legal and valid signature), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

22.           Code Section 409A.

(a)           The parties intend that any amount payable and benefits provided under this Agreement and the exercise of authority or discretion by the Company or the Executive shall comply with the provisions of Code Section 409A (“Section 409A”) and the provisions of this Agreement shall be construed and administered consistent with such intent; provided that any excise tax under Section 409A required to be paid by the Executive with respect to this Agreement shall be the sole responsibility of the Executive.  Each of the amounts payable to the Executive under this Agreement (including each salary continuation payment) shall constitute a separate payment for purposes of Section 409A.

(b)           Notwithstanding anything in this Agreement to the contrary, if the Executive is determined by the Company at the time of the Executive’s “separation from service” to be a “specified employee” (both as determined under Section 409A), any non-exempt deferred compensation which would otherwise be payable shall not be paid until the first business day following the required six-month delay period after the Executive’s separation from service (or if earlier, the Executive’s death).  Such delay in payment shall only apply with respect to each separate payment of non-exempt deferred compensation to the extent required to avoid adverse tax treatment to the Executive under Section 409A.  Any payments not subject to such delay shall be paid pursuant to the time and form of payment specified above.  Any compensation which would otherwise have been paid during the delay period shall be paid to the Executive (or his beneficiary or estate) in a lump-sum payment on the first business day following the expiration of the delay period.

IN WITNESS WHEEREOF the parties hereto have executed this Agreement, as of the day and year first above written.

U.S.ENERGY CORP.	EXECUTIVE

By: /s/ Keith G. Larsen	By: /s/ Steven R. Youngbauer

Title: CEO and Chairman	Title: General Counsel and Secretary

CONFIDENTIAL SEVERANCE AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

1.         Parties.  The Severance Agreement and General Release of All Claims (" Agreement") is entered into by and between _____________ ("Executive”) and US Energy Corp.  ("Company").

2.         Purpose of Agreement.  The Company has decided to terminate the Executive’s employment as its _______________, effective ___________.   The parties now desire to amicably and completely resolve any and all issues, claims and disputes that may exist between them and have, therefore, entered into the Agreement.

3.         Company's Severance Payments.  The Company has a severance policy (the “Executive Severance and Non-Compete Agreement”, hereby incorporated by reference).  As such, contingent on the execution of this Agreement within the required timeframe, the Company agrees to pay to the Executive any amounts owed pursuant to Section 2 of the Executive Severance and Non-Compete Agreement.

4.         Acknowledgment of Additional Consideration.  Executive acknowledges that the payments described above in paragraph 3 will not only fully discharge and satisfy all of Company's obligations for monies due to Executive by reason of his employment with Company, but will also provide him with additional monies and undertakings which are not otherwise due to him now, or in the future, and which constitute valuable consideration for Executive’s release of claims and other promises herein.

5.         General Release. In exchange for Company's payments and other undertakings as described herein, Executive, for himself and his heirs, legal representatives, successors and assigns, does hereby completely release and forever discharge Company, its parent, subsidiary and affiliated companies, and their respective shareholders, officers, directors, representatives, employees, former employees, agents, attorneys, successors and assigns (herein collectively "the Releasees") from all claims, rights, demands, actions, obligations and causes of action of any and every kind, nature and character, known or unknown, that Executive may now have or has ever had against them, arising from or in any way connected with the employment relationship between the parties, any actions taken by any of the Releasees during the employment relationship, the termination of that relationship, and any other dealings of any kind between Executive and any of the Releasees up to the effective date of the Agreement, including but not limited to (a) any and all claims of "wrongful discharge," breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, wrongful discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, fraud and defamation; (b) any tort of any nature; (c) any and all claims arising under any federal, state, county or municipal statute, constitution or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for benefits under a plan or program subject thereto), and any other laws and regulations relating to employment discrimination; and (d) any and all claims for compensation, bonuses, severance pay, vacation pay, expense reimbursement, attorneys' fees and costs, except to the extent provided in the Executive Severance and Non-Compete Agreement.

6.         Covenant Not to Sue. At no time in the future will Executive file or maintain any charge, claim or action of any kind, nature and character whatsoever against any of the Releasees, (except to enforce the Agreement) or cause or knowingly permit any such charge, claim or action to be filed or maintained, in any federal, state or municipal court, administrative agency, arbitral forum or other tribunal, arising out of any of the matters covered by paragraphs 5 above.  Executive further agrees that he will not initiate, join, participate, encourage, or actively assist in the pursuit of any employment-related legal claims against Company or its Executives or agents, whether the claims are brought on Executive's own behalf or on behalf of any other person or entity.  Nothing in the paragraph shall preclude Executive from testifying truthfully in any legal proceeding pursuant to subpoena or other legal process. In the event Executive files a lawsuit, charge, administrative complaint or other legal action in breach of the covenant not to sue, or otherwise initiates any legal steps to invalidate the release contained in paragraph 5 herein, Executive shall immediately return to Company the consideration described above in paragraph 3, in its entirety, by tendering a payment to Company in the amount of $_________. Company's entitlement to the payment shall be in addition to any other remedies it might have arising from the breach of the Agreement.

7.         Non-Admission of Liability.  By entering into the Agreement, Company does not admit, expressly or impliedly, that it has engaged in any wrongdoing whatsoever or has violated Executive's rights in any way. To the contrary, Company expressly denies any such liability or wrongdoing.

8.         Cooperation in Transitional Matters. Executive shall make himself available to Company in the future to answer questions, provide information and otherwise cooperate with Company in any pending or transitional matters on which he worked or about which he may have personal knowledge, including any investigations, audits, legal proceedings or other business matters.

9.         Return of Property.  To the extent he has not already done so, Executive shall immediately return to Company all Company property, including all keys, credit cards, files, documents, business records, customer records, computer discs and other Company property and assets that may be in his possession or control.

10.         Executive's Organizational Memberships. Executive agrees that, effective immediately, Company shall have no further obligation to sponsor or pay for his membership in any professional organizations or societies.

11.         Mutual Non-Disparagement Covenant. Executive agrees that he will not, at any time in the future, in any way disparage Company or its current and former officers, directors and employees, verbally or in writing, or make any statements to the press or to third parties that may be derogatory or detrimental to Company's good name or business reputation. Likewise, the officers and directors of Company will not, at any time in the future, make any derogatory or disparaging statements to any third parties about Executive, verbally or in writing. Nothing in the paragraph shall preclude either party from responding truthfully to inquiries made in connection with any legal or governmental proceeding pursuant to subpoena or other legal process.

12.         Non-Disclosure Covenant. Executive further agrees that the terms and conditions of the Agreement will be held strictly confidential. Executive will not disclose, discuss or reveal the monetary or other terms of the Agreement to any other persons, entities or organizations, except his immediate family members, attorneys, tax preparers, financial advisors, and any agency to which he is required to report his income, unless disclosure is compelled by subpoena or other legal process or is necessary to enforce his rights under the Agreement. In the event Executive discloses the terms of the Agreement to any of the aforementioned individuals to whom disclosure is permitted, Executive shall specifically advise the recipient of the confidentiality provision herein and shall expressly condition the disclosure upon the recipient's agreement to maintain the confidentiality of the Agreement. If at any time in the future Executive believes that he may be required by subpoena or other legal process to disclose the terms of the Agreement, he will provide written notification to Company's Chief Compliance Officer immediately, and in no event less than 72 hours before any such compelled disclosure is due to be made.

13.         Remedies for Breach of Nondisclosure and Non-Disparagement Covenants.  Any violation of the Non-disclosure and Non-disparagement Covenants set forth in paragraphs 11 and 12 above shall be a material breach of the Agreement. The parties acknowledge that in the event of such a violation, it will be impracticable or extremely difficult to calculate the resulting damages and, therefore, the parties agree that upon a breach, the non-breaching party shall have the following rights and remedies, in addition to any provable monetary damages:

(a)         If Executive should breach the Nondisclosure Covenant set forth in paragraph 12 above prior to _____________, Executive shall no longer be eligible to receive any payments referred to above in paragraph 3, and the right to such payments be forfeited.

(b)         For each breach by Executive of the Nondisclosure Covenant set forth in paragraph 12 occurring after _____________, and each repetition thereof, Executive will pay to Company as liquidated damages, and not as a penalty, the sum of $____________ (i.e., the amount of consideration described above in paragraph 3).

(c)         In the event of a breach by either party of the Non-disparagement Covenant set forth in paragraph 11 above, the breaching party shall pay to the other party as liquidated damages, and not as a penalty, the sum of $___________ for each such breach and each repetition thereof.

14.         Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of the Agreement will be solely and finally settled by means of binding arbitration. Any arbitration shall be conducted in accordance with the then-current Labor Arbitration (or other) Rules of the American Arbitration Association. The arbitration will be final, conclusive and binding upon the parties. All arbitrator's fees and related expenses shall be divided equally between the parties, unless otherwise provided in the Labor Arbitration Rules.  The arbitration will be administered by the American Arbitration Association.

15.         Governing Law.  The Agreement shall be construed in accordance with the laws of the State of Wyoming. In addition, Executive is provided all rights and protections provided under the Older Workers Benefit Protection Act.

16.         Entire Agreement.  The Agreement constitutes the entire agreement between the parties and supersedes all other agreements and understandings between them that may have related to the subject matters contained herein. No modification, amendment or waiver of any of the provisions of the Agreement shall be effective unless approved in writing by both parties.

17.         Severability.  The provisions of the Agreement shall be considered to be separable and independent of each other. In the event any provision of the Agreement is found by an arbitrator or a court of competent jurisdiction to be invalid, such finding shall not affect the validity or effectiveness of any or all of the remaining provisions of the Agreement.

18.         Construction of Agreement.  The Agreement shall not be construed in favor of or against any of the parties hereto, regardless of which party initially drafted it. The Agreement was reached through arms-length negotiations by the parties and their respective counsel, and it represents a final, mutually-agreeable compromise.

19.         Time to Consider and Revoke Agreement.  Executive has been given the opportunity to consider this Agreement for a period of at least twenty-one (21) days.  In the event that Executive has executed this Agreement with less than twenty-one (21) days of the date of its delivery to him, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  For a period of seven (7) days from the date of the execution of this Agreement (the “Revocation Period”), Executive shall retain the right to revoke this agreement by providing written notice to US Energy Corp., 877 North 8th West, Riverton, WY 82501. Provided that this Agreement is not revoked pursuant to the preceding sentence, Executive and Company agree that this Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

20.         Additional Warranties. Executive expressly warrants that he has read and fully understands the Agreement; that the severance payments and other undertakings of Company herein constitute valuable consideration for the Agreement; that he has been given a reasonable period of time to consider the Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing the Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing the Agreement voluntarily, free of any duress or coercion.

21.         Effective Date.  The Agreement shall become effective on the eighth day after the date on which it is executed by Executive, provided that he has not previously revoked it.

22.         Counterparts.  The Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

U.S. Energy Corp.

DATED:	By:

(Name)

(Title)

DATED:

(Name – Executive)